EXHIBIT 10.2
EXECUTION COPY
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (hereinafter referred to as the “Employment Agreement”) is made and entered into as of the 25th day of September, 2008, by and among GETTING READY CORPORATION, a Delaware corporation (“Employer”), WINSTON LABORATORIES, INC., a Delaware corporation and wholly-owned subsidiary of Employer (“Winston”), and JOEL E. BERNSTEIN, M.D., an individual having an address at 615 Brierhill Road, Deerfield, Illinois (“Employee”).
WITNESSETH:
WHEREAS, the Employer desires to employ the Employee to perform the Duties (as defined herein) and the Employee desires to accept employment on the terms and conditions hereinafter stated; and
WHEREAS, in the course of his employment, the Employee will gain knowledge of the research, manufacture, sale, distribution and marketing of the Employer’s products; and
WHEREAS, the Employer would suffer irreparable harm if the Employee were to use such knowledge, information and personal relationships in competition with the Employer;
NOW, THEREFORE, for and in consideration of the employment of Employee by the Employer, and for and in consideration of the premises, the mutual covenants and agreements hereinbelow set forth, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged and accepted by all parties hereto and will not hereafter be questioned or challenged, the Employer and the Employee covenant and agree as follows:
1. Definitions.
(a) “Affiliate” as used herein with respect to a specified person shall mean a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. As used herein, “control” means the power, by ownership of voting securities, agreement or otherwise, to direct the management of a person or entity.

(b) “Cause” as used herein means the following: (i) the conviction of the Employee of, or the entry of a plea of guilty or nolo contendere by the Employee to, any misdemeanor involving moral turpitude or any felony; (ii) fraud, misappropriation or embezzlement by the Employee with respect to the Employer or any Subsidiary or Affiliate thereof, including without limitation Winston; (iii) the Employee’s willful failure, gross negligence or gross misconduct in the performance of his assigned duties for the Employer or any Subsidiary or Affiliate thereof, including without limitation Winston; (iv) the Employee’s material breach of a fiduciary duty to the Employer or any Subsidiary or Affiliate thereof, including without limitation Winston; (v) any wrongful act or omission of the Employee not at the express direction of the Board of Directors of Employer or any Subsidiary or Affiliate thereof, including without limitation Winston, that reflects materially and adversely on the integrity and reputation for honesty and fair dealing of the Employer or any Subsidiary or Affiliate thereof, including without limitation Winston, or has a material detrimental effect on the Employer’s financial condition, position or business, or the financial condition, position or business of any Subsidiary or Affiliate thereof, including without limitation Winston; or (vi) the breach by the Employee of any material term of this Employment Agreement (provided that in the case of clauses (iii),(iv),(v) and (vi) (but excluding breaches of Section 6 or 7), Employer shall have provided Employee with written notice of the acts, breaches or other events that would otherwise constitute “Cause” hereunder and Employee shall have failed to cure or remedy such acts, breaches or other events within ten (10) days following receipt of such notice, and provided further that the failure of the Employer or any Subsidiary to achieve any financial objective shall not serve as the basis for Cause hereunder).
(c) “Disability” as used herein means the incapacity of Employee due to physical or mental illness where the Employee has been unable to perform his duties during the preceding 90 days, or where said incapacity has been determined to exist or have existed such that he is or was unable to perform his previously assigned duties, and that such incapacity continued, has continued and/or will continue for such period of time of at least 90 days during any consecutive 365 day period by either (i) the liability insurance carrier for Employer or its Subsidiaries or (ii) the concurring opinions of two board certified, licensed physicians (as selected one by Employer and one by Employee); provided that Employee shall, within 15 days after the written request of Employer or any Subsidiary or Affiliate thereof, including without limitation Winston, submit to a physical and/or mental examination for purposes of determining Disability.
(d) “Employment Termination Date” as used herein means the effective date the Employee’s employment with Employer is terminated or ceases for any reason.
(e) “Subsidiary” means and refers to any corporation, association or other business entity of which more than fifty percent (50%) of the issued and outstanding shares of capital stock or equity interests is owned or controlled, directly or indirectly, by the Employer.

2. Employment.
(a) The Employer hereby employs the Employee as President and Chief Executive Officer of the Employer and Winston to perform the Duties (as defined below) for the term of this Employment Agreement, and the Employee hereby accepts and agrees to such employment, subject to the provisions of this Employment Agreement. At any time during the term of this Employment Agreement, the Board of Directors of Employer and/or Winston may choose to recruit and hire a new President and Chief Executive Officer of Employer and/or Winston. Employee hereby agrees that, in the event he is replaced as President and Chief Executive Officer of Employer and Winston during the term of this Employment Agreement, he will assume the title of Vice Chairman of Employer without further alteration of the terms and provisions of this Employment Agreement, including without limitation the compensation to which he is entitled, and such change in title shall not be treated as a termination of employment for purposes of Section 5.
(b) Employee hereby agrees that he will at all times faithfully, industriously and to the best of his ability, experience, and talents, perform all of the duties as may be established in writing by the Board of Directors of Employer and/or Winston from time to time (the “Duties”) in accordance with the Employer’s and/or Winston’s reasonable direction.
(c) The term of this Employment Agreement shall commence on the date hereof and terminate on the date that is two (2) years from the date hereof (the “Agreement Termination Date”).
(d) Commencing on the date hereof, Employee shall receive compensation from the Employer as follows:
(i) An annual base salary (the “Base Salary”) of (a) Two Hundred Sixty Thousand Dollars ($260,000) for the period commencing on the date hereof and ending on the first anniversary of the date hereof and (b) Two Hundred Eighty Thousand Dollars ($280,000) for the period commencing on the day after the first anniversary of the date hereof and ending on the Agreement Termination Date, which Base Salary shall be paid in accordance with Employer’s payroll procedures. Employee shall not be entitled to any additional compensation hereunder for services he provides to any Subsidiary or Affiliate of Employer; provided that Employee may receive additional compensation for services it provides to Opko Health, Inc. (“Opko”) and Exopharma, Inc. (“Exopharma”) pursuant to separate agreements with such entities.
(ii) Major medical, 401K and life insurance plans in forms substantially similar to those provided to Employee by Winston prior to the execution and delivery of this Employment Agreement; and
(iii) Certain executive bonus and stock option plans, which shall be based upon the performance of the Employee relative to certain benchmarks and initiatives established by the Board of Directors of Employer from time to time.
3. Other Employment. The Employer acknowledges and agrees that the Employee need not devote his full working time to the performance of the Duties and that Employee may become employed by or provide services for or on behalf of other companies or organizations, provided that, such employment or performance of services shall not violate the terms and provisions of this Employment Agreement, including without limitation those set forth in Sections 2, 5, 6, 7 and 9 herein and provided further that employee shall devote at least 60% of his full working time to his Duties hereunder.

4. Vacation. Employee shall be entitled to six (6) weeks of paid vacation per year during the term hereof.
5. Termination.
(a) The Employer may terminate the Employee’s employment under this Employment Agreement at any time other than for Cause upon sixty (60) days prior written notice from Employer to Employee. If (i) Employee’s employment is terminated by Employer without Cause and not on account of death or Disability, and (ii) Employee has complied and continues to comply with the requirements of Sections 6 and 7 hereof, then:
(i)	the Employer shall pay to the Employee his Base Salary as in effect as of the Employment Termination Date for an additional twelve (12) months from the Employment Termination Date (the “Termination Payments”), to be paid in equal monthly installments as full compensation in payment for all claims under this Employment Agreement.

(ii)	In addition, the Employer will provide Employee with life insurance benefits, to the same extent it provides life insurance to its similarly situated active employees, for a period of twelve (12) months after the Employment Termination Date.

(iii)	To the extent that Employee is entitled to continuation coverage under COBRA, the Employer also shall pay the Employee’s portion of such continuation coverage for a period not to exceed twelve months (12) after the Employment Termination Date.

(iv)	If Employer terminates Employee’s employment as described in this Section 5(a), all benefits, not fully vested, will immediately fully vest.
(b) The Board of Directors of the Employer may terminate the Employee’s employment under this Employment Agreement at any time for Cause upon giving the Employee a notice of termination stating specifically the reason for such termination for Cause. In the event of a termination of Employee’s employment under this Employment Agreement for Cause or due to the death or Disability of Employee, the Employee shall receive solely the Base Salary through the date of his termination, plus any accrued benefits. Employer’s exercise of its right to terminate hereunder shall be without prejudice to any other remedy to which Employer may be entitled at law, in equity or under this Employment Agreement.

(c) Employee may voluntarily terminate his employment upon sixty (60) days prior written notice to Employer. Employee’s exercise of his right to terminate hereunder shall be without prejudice to any other remedy to which Employee may be entitled by law, in equity, or under this Employment Agreement.
(d) Notwithstanding anything to the contrary contained herein, the Employer and the Employee specifically acknowledge and agree that Sections 1, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14 and 15 hereof shall survive termination or cessation of the Employee’s employment under this Employment Agreement or the expiration of this Employment Agreement and shall continue to be in full force and effect thereafter.
6. Confidential Information. The Employee acknowledges that all confidential information regarding the business of the Employer and its Subsidiaries and Affiliates is the exclusive property of the Employer and/or such Subsidiaries and Affiliates. On or before the date that his employment with the Employer terminates or ceases, the Employee shall return to the Employer all copies of any material involving such confidential information, and the Employee agrees that he will not, directly or indirectly, divulge or use such information, whether or not such information is in written or other tangible form. The Employee also shall return to the Employer by that date any other items in his possession, custody or control that are the property of the Employer. This Section 6 is intended to cover confidential information of the Employer and its Subsidiaries and Affiliates that relates to the business of the Employer and its Subsidiaries and Affiliates that has not otherwise been made public (other than public disclosures in violation of any confidentiality obligation) and shall not apply to Employee responses that may be required by proper governmental or judicial inquiry, provided that Employee shall provide Employer with notice of any such compelled disclosure and shall cooperate with Employer (at Employer’s cost) in seeking a protective order for such confidential information.
7. Non-Solicitation and Non-Competition.
(a) During the “Non-Competition Period” (hereinafter defined) the Employee shall not, directly or indirectly, anywhere in the world, (i) employ or solicit for employment, or assist in any way in solicitation for employment, any person employed by the Employer or any of its Subsidiaries or Affiliates then or at any time within the preceding 12 months; (ii) solicit, or assist in any way in the solicitation of business from any of the Employer’s or its Subsidiaries’ or Affiliates’ clients or prospective clients, either for the Employee’s own benefit or the benefit of anyone other than the Employer, its Subsidiaries or Affiliates, unless the business being solicited is not competitive with the services or products provided by the Employer, its Subsidiaries or Affiliates; (iii) induce or attempt to induce any of the Employer’s or its Subsidiaries’ or Affiliates’ customers or prospective customers to reduce its purchase of services or products from the Employer, its Subsidiaries or Affiliates or to cease having the Employer or its Subsidiaries or Affiliates provide services or prospective services or develop products or prospective products for any such customer or prospective customer; or (iv) except through the Employer, Winston, Opko or Exopharma, engage in, carry on, participate in or have a financial interest in, or assist, consult or advise any individual or entity engaging in, carrying on or participating in, any business relating to the research and development, manufacture, sale, distribution or marketing of any products competitive with products sold by, proposed to be sold by, or under development by Employer, its Subsidiaries or Affiliates. Clause (i) shall not restrict Employee from publishing general solicitations for employment, not directed toward a particular person or persons. Clause (ii) shall not apply to Employee’s passive ownership of no more than 2% of any publicly traded entity.

(b) For purposes of this Employment Agreement, the term “Non-Competition Period” shall include the period that Employee is employed or retained by Employer (or an Affiliate or Subsidiary of Employer) and for a period of twenty-four (24) months after the Employment Termination Date.
8. Reasonableness; Injunctive Relief; Enforcement. Employee agrees that the covenants and agreements contained in Sections 6 and 7 are, taken as a whole, fair and reasonable in their geographic scope and duration, and Employee will not raise any issue of the reasonableness of the scope or duration of any such covenants in any proceeding to enforce any such covenants. Employee acknowledges that Employer has entered into this Agreement in reliance, among other things, upon the fulfillment by Employee of all of the covenants and agreements of Sections 6 and 7. Employee understands and agrees that Employer may not be adequately compensated by damages for a breach by Employee of any of the covenants and agreements contained in Section 6 or 7, and that Employer shall, in addition to all other remedies, be entitled to injunctive relief and specific performance. Employee hereby affirmatively waives the requirement that Employer post any bond, demonstrate the likelihood of irreparable damage to Employer or demonstrate that any actual damages will be suffered by Employer or any other entity seeking enforcement hereof as a result of Employee’s breach of any provision of Section 6 or 7. The covenants and agreements contained in Section 6 or 7 shall be construed as separate covenants and agreements, and if any court shall finally determine that the restraints provided for in any such covenants and agreements are too broad as to the area, activity or time covered, said area, activity or time covered shall be reduced to whatever extent the court deems reasonable, and such covenants and agreements shall be enforced as to such reduced area, activity or time. Nothing herein contained will be construed as prohibiting Employer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages, and it shall also be entitled to the payment of any and all reasonable fees, disbursements, and other charges of the attorneys and collection agents, court costs, and all other costs of enforcement. All time periods referenced in this Agreement shall be computed by excluding from such computation any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any final judgment) brought by any person or entity, whether or not a party to this Agreement, in which action Employer seeks to enforce the agreements and covenants in this Agreement or in which any Person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement.

9. Assignment of Patents. The Employee shall and hereby covenants and agrees to and does hereby, without charge to Winston but at Winston’s expense, transfer and assign to Winston all right, title, interest, claim and demand of the Employee in, to and under and by virtue of any and all inventions and discoveries including invention disclosures, patent applications and patents and all worldwide counterparts thereof and including continuations, continuations-in-part, divisionals, extensions and supplementary protection certificates relating to pharmaceutical products and methods of using such products to treat mammals, including humans, for any medical use exclusive of dermatogical or ophthalmic uses and which Employee invents following the execution of this Agreement (the “Patents”). The Employee hereby covenants and agrees without charge to Winston or the Employer but at Winston’s or the Employer’s expense: (i) to disclose promptly to Winston and the Employer all Patents and (ii) upon Winston or the Employer’s request, to execute promptly a specific assignment to Winston of all rights, title, interest, claim and demand of the Employee in, to, and under and by virtue of the Patents.
10. Offsets. There will be no right of set-off in respect of any claim, debt or obligation against any payment to or benefit for the Employee provided for in this Employment Agreement.
11. Legal Fees. The party prevailing in any civil action, arbitration or other proceeding shall be entitled to recover from the nonprevailing party, in addition to any damages the prevailing party may have been awarded, all reasonable expenses that the prevailing party may have incurred in connection with such proceeding, including reasonable accounting fees, attorneys’ fees and expert witnesses’ fees.
12. Successor and Assigns. The Employer and Winston will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Employer or Winston, as the case may be, by agreement in form and substance satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Employer or Winston would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Employer and Winston and any successor to the Employer or Winston, as applicable, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Employer or Winston whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Employer” or “Winston,” as the case may be, for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Employer, Winston or Employee.
13. Governing Law; Jurisdiction. This Employment Agreement shall be governed and construed in accordance with the substantive laws of the State of Florida (without reference to conflicts of laws principles). Each of the parties consents and voluntarily submits to personal jurisdiction in the State of Florida and the United States District Court for the Southern District of Florida in any proceeding arising out of or relating to this Agreement, and agrees that all claims raised in such proceeding may be heard and determined in such court. Each of the parties further consents and agrees that such party may be served with process in the same manner as a notice may be given under this Agreement.

14. Notices. All notices, requests, waivers and other communications made pursuant to this Employment Agreement will be in writing and will be conclusively deemed to have been duly given (i) when hand delivered to another party; (ii) upon receipt, when sent by facsimile to the number set forth below with written confirmation of transmission; or (iii) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to a party as set forth below with next business day delivery guaranteed. Each person or entity making a communication hereunder by facsimile will promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto. A party may change or supplement the addresses given below, or designate additional addresses for purposes of this Section 14, by giving the other party written notice of the new address in the manner set forth above.

If to Employer or Winston:	Getting Ready Corporation
4400 Biscayne Boulevard
Suite 950
Attention: Glenn L. Halpryn
Phone: (305) 573-4112
Facsimile: (305) 573-4115

with a copy to:	Judith Kenney & Associates, P.A.
777 Brickell Avenue, Suite 1070
Miami, FL 33131
Attention: Judith Kenney, Esq.
Phone: (305) 373-7888
Facsimile: (305) 373-5240

and

Akerman Senterfitt
One Southeast Third Avenue
Suite 2700
Miami, FL 33131
Attention: Teddy D. Klinghoffer, Esq.
Phone: (305) 374-5600
Facsimile: (305) 374-5095

If to Employee:	Joel E. Bernstein, M.D.
615 Brierhill Road
Deerfield, IL 60061
Phone: 847-362-8200
Facsimile: 847-362-8394

with a copy to:	Seyfarth Shaw LLP
131 South Dearborn Street
Suite 2400
Chicago, Ill 60603
Attention: Michel Feldman, Esq.
Phone: (312) 460-5613
Facsimile: (312) 460-7613
15. General.
(a) This Employment Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and, except as provided herein, supersedes all previous written and oral agreements between the parties with respect to the subject matter set forth herein. This Employment Agreement shall not inure to benefit of Employee’s successors, heirs and/or legal representative.
(b) This Employment Agreement may not be modified or amended except by a writing signed by all of the parties hereto. No party shall be deemed to have waived compliance by another party of any provision of this Employment Agreement unless such waiver is contained in a written instrument signed by the waiving party, and no waiver that may be given by a party will be applicable except in the specific instance for which it is given. The failure of any party to enforce at any time any of the provisions of this Employment Agreement or to exercise any right or option contained in this Employment Agreement or to require at any time performance of any of the provisions of this Employment Agreement, by any of the other parties shall not be construed to be a waiver of such provisions and shall not affect the validity of this Employment Agreement or any of its provisions or the right of such party thereafter to enforce each provision of this Employment Agreement. No course of dealing shall operate as a waiver or modification of any provision of this Employment Agreement or otherwise prejudice such party’s rights, powers and remedies.
(c) The invalidity or unenforceability of any particular term or provision of this Employment Agreement shall not affect the validity or enforceability of any other term or provision hereof, and except as otherwise provided herein, this Employment Agreement shall be construed in all respects as if such invalid or unenforceable term or provision were omitted.
(d) This Employment Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.
(e) The Employer and/or Winston may withhold from any amounts payable to the Employee hereunder all federal, state, city, or other taxes as the Employer and/or Winston determines it is required to withhold pursuant to any law or government regulation or ruling.

(f) Section titles or captions in this Employment Agreement are included for purposes of convenience only and shall not be considered a part of this Employment Agreement in construing or interpreting any of its provisions. All references in this Employment Agreement to Sections shall refer to Sections of this Agreement unless the context clearly otherwise requires. When used in this Employment Agreement, the word “including” shall have its common meaning and any list of items that may follow such word shall not be deemed to represent a complete list of the contents of the referent of the subject.
(g) No right or remedy conferred upon or reserved to any of the parties under the terms of this Employment Agreement is intended to be, nor shall it be deemed, exclusive of any other right or remedy provided in this Employment Agreement or by law or equity, but each shall be cumulative of every other right or remedy.
(h) The parties do not intend that this Employment Agreement shall confer on any third party any right, remedy or benefit or that any third party shall have any right to enforce any provision of this Employment Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Employer and Winston have caused this Employment Agreement to be executed by their duly authorized representatives, and the Employee has executed this Employment Agreement as set forth below.
EMPLOYER:

GETTING READY CORPORATION
By:	/s/ Glenn L. Halpryn
	Name:	Glenn L. Halpryn
	Title:	President
WINSTON:

WINSTON LABORATORIES, INC.
By:	/s/ David Starr
	Name:	David Starr
	Title:	CFO
EMPLOYEE:

/s/ Joel E. Bernstein, M.D.
Joel E. Bernstein, M.D.